CERTIFICATE OF
                                AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                IVOICE.COM, INC.

          UNDER SECTION 242 OF THE GENERAL CORPORATION LAW OF DELAWARE

                                    * * * * *

            The undersigned, being President and Chief Executive Officer of iVoice.com, Inc., a Delaware corporation (the "Corporation"), hereby certifies that:

                        (a)   The name of the Corporation is iVoice.com, Inc.

                        (a) The date the Certificate of Incorporation was filed by the Department of State was October 20, 1989.

                        (a) The amendment of the Corporation's Certificate of Incorporation effected by this Certificate of Amendment is as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended pursuant to the authorization of the Board of Directors of the Corporation, so as to change the name of the Corporation and to accomplish said amendment, paragraph "FIRST" of the Certificate of Incorporation is hereby deleted in its entirety and the following is substituted in lieu thereof:

           "FIRST: The name of this corporation shall be: iVoice, Inc.

      The foregoing amendment of the Corporation's Certificate of Incorporation was adopted by the Board of Directors of the Corporation (the "Board") through unanimous written consent in lieu of meeting on June 6, 2001 and approved and ratified by the Corporation's shareholders through the written consent in lieu of meeting of more than fifty percent of the total voting shares of the Company on July 18, 2001.

1. The Certificate of Incorporation of the Corporation is hereby amended pursuant to the authorization of the Board of Directors of the Corporation, so as to increase the number of authorized Class A and Class B Common Stock Shares and to revise the par value of the Class A Common Stock Shares, and so as to authorize the issuance of preferred stock, to accomplish said amendment, Section 1 of Article IV of the Certificate of Incorporation is deleted and replaced in its entirety as set forth below and Section 5 of Article IV of the Certificate of Incorporation is hereby added as set forth below. The revised and new sections of Article IV read as follows:

                                   Article IV

            Section 1. The capital stock of this Corporation shall consist of common stock and preferred stock. The common stock shall be divided into two classes as follows: six hundred million (600,000,000) shares of Class A General Corporation Law of Delaware and three million (3,000,000) shares of Class B General Corporation Law of Delaware. The par value of the Class A Common Stock shall be $.001 per share and the par value of the Class B Common Stock shall be $.01. With respect to all matters upon which shareholders are entitled to vote or to which shareholders are entitled to give consent, the holders of the outstanding shares of Class A Common Stock and Class B Common Stock shall vote together without regard to class, except as to those matters on which separate class voting is required by applicable law. Every holder of outstanding shares of Class A Common Stock shall be entitled on each matter to cast one
            (1) vote in person or by proxy for each share of the Class A Common Stock standing in his, her or its name, and every holder of the outstanding shares of the Class B Common Stock shall be entitled on each matter to cast one hundred (100) votes in person or by proxy for each share of the Class B Common Stock standing in his, her or its name. There shall be no cumulative voting by shareholders. No dividends shall be declared or paid on the Class B General Corporation Law of Delaware. No funds shall be paid on the Class B General Corporation Law of Delaware upon liquidation. The Preferred Stock shall consist of one million (1,000,000) shares of Preferred Stock with a stated par value of $1.00 per share.

                                   Article IV

            Section 5. Preferred Stock.

            (A)   Issuance, Designations, Powers, Etc.

                  The Board of Directors expressly is authorized, subject to limitations prescribed by the General Corporation Law of Delaware and the provisions of this Certificate of Incorporation, to provide, by resolution and by filing an amendment to the Certificate of Incorporation pursuant to the General Corporation Law of Delaware, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

            (a) the number of shares constituting that series and the distinctive designation of that series;

            (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (c) whether that series shall have voting rights, in addition to voting rights provided by law, and, if so, the terms of such voting rights;

            (d) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

            (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

            (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

            (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

            (h) any other relative powers, preferences and rights of that series, and qualifications, limitations or restrictions on that series.

      (B)   Dissolution, Liquidation, Winding Up.

            In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series shall be entitled to receive only such amount or amounts as shall have been fixed by the certificate of designations or by the resolution or resolutions of the Board of Directors providing for the issuance of such series.

The foregoing amendment of the Corporation's Certificate of Incorporation was adopted by the Board of Directors of the Corporation (the "Board") through unanimous written consent in lieu of meeting on June 6, 2001 and approved and ratified by the Corporation's shareholders through the written consent in lieu of meeting of more than fifty percent of the total voting shares of the Company on July 18, 2001.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer on August 17, 2001.

                                        iVoice.com, Inc.


                                    By: ______________________________________
                                        Jerome Mahoney
                                        President and Chief Executive Officer